Exhibit 10(b)

AMENDED AND RESTATED

UNIFORM MEMBER SUGAR MARKETING AGREEMENT

POOL BASIS

THIS AGREEMENT is made effective as of September 20, 2007 by and between UNITED SUGARS CORPORATION, a cooperative association organized under the laws of the State of Minnesota (“UNITED”), and MINN-DAK FARMERS COOPERATIVE, a cooperative association organized under the laws of the State of North Dakota (“MDFC”).

WITNESSETH

WHEREAS, MDFC is an association of agricultural producers or an agricultural producer organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C. § 1141j (a)), as amended, and the Capper-Volstead Act of 1922 (7 U.S.C. §§ 291, 292), and is engaged in the operation of one or more sugar processing plants for the purpose of producing one or more forms of refined sugar; and

WHEREAS, UNITED is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C. § 1141j (a)), as amended, and the Capper-Volstead Act of 1922 (7 U.S.C. §§ 291,292), for the mutual help and benefit of its members (currently United States Sugar Corporation (“USSC”), American Crystal Sugar Company (“ACSC”), and MDFC, and all future members, each a “MEMBER” or collectively, “MEMBERS”) and for the purposes of acting as a marketing agency for its MEMBERS and of engaging in the business of marketing the refined sugar (whether sold in packages or in bulk) produced by its MEMBERS, including but not limited to, granulated, liquid, blends, and specialty products; and

WHEREAS, MDFC is a MEMBER of UNITED and wishes to participate with other MEMBERS in developing and maintaining a dependable market for certain products it produces; and

WHEREAS, UNITED and MDFC desire to enter into a membership marketing agreement on a pool basis;

NOW, THEREFORE, in consideration of the above, subject to the respective terms, conditions, and obligations of MDFC and UNITED herein, UNITED and MDFC agree as follows:

Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Allocation” means the amount of sugar a MEMBER is authorized to market as established by the United States Department of Agriculture under the Allotment Statute (defined below).

“Allotments” means an overall allotment of sugar processed from domestically produced sugarcane and sugar beets, as defined and contemplated by the Allotment Statute.

“Allotment Statute” means the Agricultural Adjustment Act of 1938 (7 U.S.C. § 359aa et seq. (2007)), and amendments thereto, or subsequent statutes providing for sugar marketing allotments.

“Assets Costs” shall mean carrying costs of assets associated with Product shipping, packaging, warehousing (including all costs historically included by UNITED as warehousing costs), and storage functions, including depreciation and interest.

“Beet Processing Season” means the period of time generally from September through August during which a Beet Producer processes beets, thick juice and extract into refined sugar.

“Beet Producer” means a MEMBER that processes sugar beets into refined sugar.

“Buyer” is a third party purchaser of Finished Product from UNITED.

“Commingle” means (i) Finished Product of a MEMBER that is stored by UNITED in a warehouse or stationary storage facility that is owned or leased by UNITED; or (ii) Product which has been further processed by UNITED.

“Cane Processing Season” means the period of time generally from mid-October through April during which time a Cane Producer processes sugarcane into feedstock for a refinery.

“Cane Producer” means a MEMBER that processes cane into refined sugar.

“Crop Year” means the crop year established by the Beet Producers for their own business operations.

“Excess Product” means that amount of Product exceeding a Beet Producer’s Allocation.

“Fiscal Year” means the fiscal year of UNITED, which begins on September 1 and ends on August 31.

“Force Majeure” means any (i) fire, freeze, accident, explosion, construction delay, hurricane, flood, act of God, inability to obtain electric power or fuel, inability to obtain any required permits or licenses, government law, directive or regulation; or the effect of the application of any governmental law, directive or regulation, or any like contingency, beyond a party’s reasonable ability to control or avoid; and (ii) labor dispute or strike, from whatever cause arising and regardless of whether the demands of the employees involved are reasonable and within the affected party’s power to concede.

“Finished Product” or “Finished Products” means those Products that have been granulated or otherwise made ready for marketing to third parties.

“MEMBER” means a member or shareholder of UNITED who is entitled to vote, presently ACSC, USSC, and MDFC.

“Net Selling Price” means the gross proceeds realized by UNITED from sales of Products produced by MEMBERS in the Primary Pool, less expenses directly attributable to the Primary Pool, including all Operating Costs, charges or expenses attributable to the marketing and sale of pooled Products, including without limitation salaries, wages and other benefits of UNITED’s employees, office expense and appropriate consulting fees, and all costs of transportation of the pooled Products.

“Operating Costs” means operating costs associated with Product shipping, packaging, warehousing (including all costs historically included by UNITED as warehousing costs) and storage functions, including without limitation labor (including direct and indirect costs, such as employee benefits, insurance, etc.), supplies, and utilities.

“Pool Year” means the pool year of the Primary Pool, which coincides with the Fiscal Year of UNITED, which begins on September 1 and ends on August 31.

“Primary Pool” means Product of each MEMBER that is pooled for each Fiscal Year with Products of other MEMBERS as agreed to in Section 6.1.

“Product” or “Products” means refined sugar produced by a MEMBER, or purchased by a MEMBER or by UNITED on behalf of a MEMBER, during the term of this Agreement, including, but not limited to, granulated, liquid, blends, specialty products, standard liquor, thick juice, extract and other forms of ungranulated sugar.

“Pro Rata Share” shall be equal to a fraction, with each MEMBER’S annual production of Product (on a sugar equivalent basis) included in the Primary Pool as the numerator and total annual pool production of Product (on a sugar equivalent basis) for all MEMBERS included in the Primary Pool as the denominator.

“Purchased Sugar” means Product that is purchased by a MEMBER from a third party or from another MEMBER.

“Separate Pool” means Excess Product or other Product of a MEMBER that is not eligible for the Primary Pool that is separately handled by UNITED for each Fiscal Year as agreed to in Section 6.1.

“Sidney Storage Facility” means the approximately 1,910,000 CWT capacity sugar storage facilities that are owned or accessible by Sidney Sugars Incorporated, a wholly owned subsidiary of ACSC (“SSI”), in Sidney, Montana.

“Term” has the meaning set forth in Section 17.

“Transgenic” or “Transgenic Variety” means a variety of sugar beet or sugarcane that contains a gene or genes that has or have been artificially inserted instead of the plant acquiring the gene or genes through pollination or standard sugarcane reproduction.

Appointment of UNITED as Sales Agent.

UNITED Appointed Sales Agent. MDFC appoints and designates UNITED to act as its sole worldwide agent in the sale and marketing of MDFC Products. UNITED accepts such appointment and agrees to act as the sales agent and pool administrator in accordance with the terms of this Agreement, and subject to Section 19.2 hereof. MDFC agrees that UNITED may employ all such persons and agencies as it determines to be necessary to carry out its obligations under this Agreement. It is understood and agreed that UNITED may market Products under the various trademarks and trade names of MDFC (if any) pursuant to a royalty-free license agreement with respect to such trademarks and trade names, the form of which agreement shall be mutually agreed upon by MDFC and UNITED.

UNITED Authorized to Pass Title. UNITED agrees, and is hereby empowered by MDFC, to sell in its own name, and pass title on behalf of MDFC, all Product during the Term of this Agreement to such purchasers, at such time or times, at such place or places, in such manner and on such prices or terms as UNITED determines to be in the best interests of MDFC.

Products not included in this Agreement. UNITED shall have no rights, and nothing herein contained shall be deemed to create rights in UNITED, in and to any other products produced by MDFC other than Product or Products as herein defined.

Procurement of Additional Product. It is understood and agreed that UNITED may from time to time procure certain Products from third parties in order to meet the requirements of sales contracts or as otherwise determined to be in the best interest of the MEMBERS. MDFC and UNITED agree that UNITED shall act as an agent for MDFC in connection with such purchases of Products and that the costs of acquiring such Products and revenues received from the sale of such Products shall be included in the Primary Pool.

Packaging.

MDFC intends to have the capacity to sell Product in bulk as well as in packages. It is understood that production and packaging constraints may limit the volume and mix of packages that can be produced at any one time, and, accordingly, UNITED agrees to coordinate orders for packaged Product taking into consideration MDFC’s production and packaging limitations.

Production and Delivery.

Timing of Production. It is anticipated that MDFC will produce Finished Products during its campaign on an approximately even monthly schedule. However, MDFC acknowledges that UNITED’s requirements may be greater in certain specified months and less in others. Accordingly, subject to mutual agreement of the parties, UNITED will endeavor to coordinate demands with MDFC’s production and storage capacities. At UNITED’s request, and for an agreed upon payment, MDFC may agree to maximize its production in any month in order to accommodate customer demand.

Product Production Schedules. MDFC shall provide to UNITED by June 1 of each Fiscal Year during the Term a preliminary estimated production schedule (specifying volume and dates) of Product for the next following Fiscal Year and will provide a revised estimated production schedule of Product by July 1 and each month thereafter of each such year, reflecting any changes from the June preliminary estimate. UNITED and MDFC shall jointly develop a production and delivery schedule plan for MDFC for each Fiscal Year that will attempt to accommodate, as much as reasonably possible, the dual goals of maximizing the price to be paid to MDFC and maximizing production efficiencies, with the objective of selling all of MDFC’s production of Product each year.

Weekly Delivery Amounts. Estimated weekly delivery schedules of Finished Product, including quantities, and bulk and packaging requirements for each week of each month, shall be agreed upon by UNITED and MDFC at least seven (7) days in advance of the month to which they apply. The parties shall use reasonable efforts, recognizing customer demand, to accommodate each other in setting such schedules.

Billing and Collection.

All sales made by UNITED shall be billed on invoices of UNITED and all receipts shall be collected by UNITED.

Pooling of Product.

Agreement to Pool Product. UNITED and MDFC agree that the Products to be sold by UNITED hereunder shall be pooled for each Fiscal Year with Products of the other MEMBERS of UNITED in the Primary Pool. UNITED by action of its Executive Committee shall have the discretion to create additional pools as deemed reasonably necessary for the equitable treatment of all MEMBERS and to create accounting standards for such additional pools.

Adjustments for Beet Producers. The amount of Product to be included in the Primary Pool for a Beet Producer shall be the amount of Product produced by the Beet Producer during the applicable Crop Year, not to exceed the Beet Producer’s Allocation. Any Excess Product of a Beet Producer shall be marketed as provided in Section 19.2, below.

Adjustments for Cane Producers. In order to coordinate the Cane Processing Season with the Beet Processing Season, the amount of cane Product for a Cane Producer to be included in the Primary Pool for each Fiscal Year shall be the amount of cane Product (on a sugar equivalent basis) produced by the Cane Producer during the applicable Fiscal Year, less the cane Product (on a sugar equivalent basis) produced by the Cane Producer that was allocated to the prior Fiscal Year, with the difference multiplied by 1.141.

Price for Product.

Price. UNITED shall pay to MDFC its Pro Rata Share of the Net Selling Price for all Products sold by UNITED hereunder.

Timing of Payment to MEMBERS. As sales of Finished Product are made by UNITED from the Primary Pool, the gross cash receipts received by UNITED from the sale of such Finished Products shall be paid daily to MDFC and each other Primary Pool participant on the basis of the estimated Pro Rata Share of the Finished Product, reduced by in-process inventories on hand at the beginning of the year (which are included in the prior year’s Primary Pool), to be produced by MDFC and each of the other participants in the Primary Pool during that Fiscal year. The formula set forth in Section 6.3 (Adjustments for Cane Producers) shall be utilized to adjust Cane Producer’s production during the Fiscal Year for the purpose of determining Cane Producer’s estimated Pro Rata Share, and the payment of gross cash receipts to Cane Producer shall be adjusted accordingly. Because gross cash receipts are distributed daily, UNITED shall borrow from its line of credit in order to cover its monthly Operating Costs. Such monthly Operating Costs shall be promptly reimbursed to UNITED by each MEMBER on the same basis described above regarding daily cash distributions so that each MEMBER pays its Pro Rata Share of the expenses that are incurred by UNITED during the month.

Adjustments for Changes to Production Estimates. The determination of MDFC’s Pro Rata Share of gross cash receipts shall be based on UNITED’s best estimate of the amount of Finished Products anticipated to be produced in such Fiscal Year by MDFC and each other participant in the Primary Pool, and shall be adjusted by UNITED periodically as production figures are more precisely determined. Such adjustments shall reflect an interest charge to be paid by any Primary Pool participant who has received excess distributions based on the preliminary production estimates and such interest shall be paid to the Primary Pool participant(s) who received less than full distributions. For purposes of this paragraph, interest charges shall be the prime rate as published in the Wall Street Journal on the first business day of each month. As soon as exact information and production figures are available, UNITED shall determine MDFC’s final Pro Rata Share of the gross cash receipts for the Primary Pool during the Fiscal Year, and appropriate adjustments, together with interest charges/credits as provided above, shall be made. The final accounting for the Primary Pool shall be made no later than the ninetieth day following the last day of each Fiscal Year.

UNITED’s Books and Records.

UNITED shall keep accurate records of costs, sales, and distributions of Primary Pool proceeds in accordance with sound and generally accepted accounting practices. Said records shall be at all reasonable times fully available for inspection and copying by MDFC or its certified public accountants. All records of the Primary Pool and any Separate Pool that is created shall be audited annually by UNITED’s regular Independent Certified Public Auditors and the audit report made available to MDFC.

Budget of Marketing Costs.

UNITED shall prepare an annual budget or estimate of all direct and indirect marketing costs for the Primary Pool. It is the intention of UNITED to secure independent financing for costs associated with the marketing of Products as reflected in the budget.

Product Specifications, Quality Standards and Handling of Products of Substandard Quality.

Specifications. MDFC agrees to comply with UNITED’s Specifications for Products, which specifications prescribe standards and procedures for quality control, storage, and shipment of Products, and which are attached hereto as Schedule A. In addition, MDFC agrees to comply with UNITED’s Quality Assurance Policy that is attached hereto as Schedule B. Any changes to the specifications or Quality Assurance Policy shall be mutually agreed upon by UNITED and the MEMBERS.

State and Federal Regulations. All Products delivered to or at the order of UNITED shall conform to quality and other standards prescribed by applicable state and federal rules and regulations.

Substandard Product. Product that fails to meet the specifications or the Quality Assurance Policy and which cannot be sold without discounting shall be considered substandard for purposes of this Agreement. Product of substandard quality shall be withheld from the Primary Pool and marketed by UNITED in a Separate Pool, with proceeds of the sale of such Product, less all direct and indirect selling expenses, distributed to the MEMBER that produced such Product; in the alternative, this MEMBER and UNITED may mutually agree that the Product of substandard quality may remain in the Primary Pool and the MEMBER will be charged with the additional costs relating to the substandard quality of the Product, including any necessary discounts.

Storage of Product.

MDFC shall store its Product as the parties shall mutually agree; provided, however, that with respect to storage by MEMBERS or UNITED, the parties shall utilize reasonably available storage methods that result in the lowest total cost to the Primary Pool. At the earliest reasonable time after processing commences in each Fiscal Year and as soon as Product has begun to be placed in storage, MDFC shall deliver daily Product inventory reports to UNITED. All Product included in the daily inventory shall be included in the Primary Pool for the appropriate Fiscal Year even though the Product remains on the premises of MDFC.

Portion of Sidney Storage Facility Controlled by UNITED. UNITED will have the exclusive right to store 910,000 CWT of sugar in the Sidney Storage Facility (the “UNITED Controlled Storage”). UNITED shall be responsible for reimbursing ACSC for the Asset Costs and Operating Costs of the UNITED Controlled Storage pursuant to Section 16 hereof. The parties acknowledge that a portion of such reimbursable Asset Costs and Operating Costs may include costs charged to ACSC by a third party.

Portion of Sidney Storage Facility Controlled by ACSC. ACSC retains the exclusive rights with respect to that portion of the Sidney Storage Facility not constituting UNITED Controlled Storage (the “ACSC Controlled Storage”). In the event UNITED desires to utilize the ACSC Controlled Storage that is not otherwise being utilized by ACSC, it shall notify ACSC in writing at least thirty (30) days in advance of the date UNITED anticipates utilizing such storage. The notice shall state the volume of storage UNITED desires and the anticipated duration of the storage. ACSC shall provide a written response to UNITED within fifteen (15) days after receipt of the notice to confirm whether or not UNITED may utilize the requested portion of the ACSC Controlled Storage. UNITED’s use of the ACSC Controlled Storage shall at all times be subject to the continuing rights of ACSC as provided in paragraph 11.2.2.

In the event UNITED is utilizing the ACSC Controlled Storage and ACSC desires to exercise its rights to utilize such storage due to government imposed marketing restrictions or due to higher than anticipated production output of SSI or ACSC, ACSC shall provide UNITED with thirty (30) days advance written notice to vacate the portion of the ACSC Controlled Storage that ACSC desires to utilize and UNITED shall use its best efforts to vacate the portion of the ACSC Controlled Storage needed by ACSC. In the event that UNITED is unable to vacate all or a portion of the ACSC Controlled Storage during such thirty-day period due to load-out limitations at the facility, then, if such action would relieve ACSC’s shortage of storage, UNITED and ACSC will execute appropriate accounting transfers between UNITED and ACSC to provide that up to 1,000,0000 CWT of the sugar stored at the Sidney Storage Facility is being stored for the account of ACSC rather than for the account of UNITED. If UNITED is unable to vacate sufficient storage as required by ACSC and if the above referenced accounting transfer would not relieve ACSC’s shortage of storage, then at the conclusion of the thirty-day period, UNITED shall (i) continue to be responsible for the reimbursement of costs provided in paragraph 11.2.3 of this Agreement; and (ii) shall be obligated to reimburse ACSC for all storage costs ACSC may incur as a result of not having the ACSC Controlled Storage available which is over and above the amount ACSC would have incurred if the storage had been made available to ACSC, including, but not limited to, packaging, shipping, handling, in and out charges, storage fees, reprocessing, and other costs associated with ACSC’s use of an outside storage facility.

Subject to the provisions set forth in this paragraph 11.2.3 regarding the calculation of utilization, UNITED shall reimburse ACSC for the Operating Costs of the ACSC Controlled Storage. The parties acknowledge that ACSC’s Operating Costs shall include actual Operating Costs billed to ACSC by SSI. The parties agree that UNITED shall reimburse ACSC for the Asset Costs of the ACSC Controlled Storage, but that the Asset Costs shall be based upon the fixed amount of $0.042 per CWT per month. With respect to reimbursement for Operating Costs and Assets Costs, the reimbursement for the ACSC Controlled Storage shall be based on UNITED’s average monthly utilization (in CWTs) of the ACSC Controlled Storage. The average monthly utilization shall be the sum of the number of CWTs in storage on the first day and the last day of the month divided by two.

Risk of Loss and Insurance.

Risk of Loss. MDFC covenants and agrees that it shall bear the risk of loss of any Product produced by MDFC until the risk of loss for such Product passes to the Buyer; provided, however, that risk of loss shall pass to UNITED before delivery to the Buyer if the Product is Commingled. Regardless of which party bears the risk of loss, MDFC shall continue to be the owner of its Product until the Product is sold to the Buyer. Whenever UNITED shall have possession or control over such Product prior to sale to the Buyer, UNITED shall act strictly as custodian thereof in accordance with the provisions of this Agreement.

MDFC to Maintain Insurance. MDFC covenants and agrees, at its sole cost and at all times during the Term of this Agreement, to maintain in force during the period for which it bears the risk of loss, (i) an all risk property insurance policy or policies covering loss, theft or damage to the Products produced by MDFC in an amount not less than the full replacement cost thereof; and (ii) product liability insurance in an amount required by UNITED from time to time naming UNITED as an additional insured.

UNITED to Maintain Insurance. UNITED covenants and agrees, at its sole cost and at all times during the Term of this Agreement, to maintain in force during the period for which it bears the risk of loss, (i) an all risk property insurance policy or policies covering loss, theft or damage to the Products in an amount not less than the full replacement cost thereof; and (ii) product liability insurance in an amount approved by UNITED from time to time, naming MDFC as an additional insured on a primary and noncontributory basis.

Certificates of Insurance. Insurance policies shall be taken out with responsible insurance companies with a Best rating of no less than A-, and such policies shall not be canceled or materially altered without ten days’ written notice to UNITED and MDFC. Each party shall furnish the other party with certificates of insurance for policies required hereunder, together with a summary of the terms and conditions of the policy or policies, and the date on which the same expire.

Waiver of Subrogation. UNITED and MDFC hereby waive subrogation rights as to the other party with respect to all insurance coverages.

Orders.

Regardless of factory or warehouse designation, the proceeds from sales orders shall be credited to the Primary Pool for the appropriate Fiscal Year. UNITED shall consider car loadings, points of destination, capacity of tanks or warehouses, size of inventories stored therein, costs and other pertinent factors in selecting the factory, warehouse or warehouses from which delivery shall be made.

Logistics Function.

UNITED shall be responsible for performing all normal logistics functions relating to the shipment of all Products produced at MDFC’s plant. Direct or indirect costs of UNITED associated with the performance of the logistics functions related to Products shall be a marketing expense of the Primary Pool.

Information from MDFC.

MDFC shall, whenever requested by UNITED, furnish to UNITED production and related statistical data for Products prepared on a daily basis, and shall make its books and records related thereto available at all reasonable times for inspection by UNITED. MDFC shall not be required to release information concerning MDFC’s proprietary processes or costs (other than reimbursable Asset Costs and Operating Costs) which costs shall be provided in sufficient detail to satisfy UNITED’s reasonable requirements in connection with the reimbursements provided for in Section 16 hereof, or other confidential financial information. MDFC further agrees, upon request of UNITED, to furnish UNITED with samples of Products for grading or selling purposes.

Pool Expenses Incurred by MDFC.

MDFC shall be reimbursed out of the Primary Pool for its Assets Costs and Operating Costs; provided, however, that storage costs of thick juice or standard liquor from beets or raw cane sugar refinery feedstock shall only be reimbursable pursuant to the Storage Reimbursement Guidelines set forth in Schedule C.

UNITED shall credit MDFC for its Asset Costs and Operating Costs within thirty (30) days of submission of MDFC’s written cost breakdown. In the event there is a dispute regarding the amount of such reimbursement, UNITED shall credit the undisputed amount and if the parties are unable to resolve the disputed amounts within thirty (30) days from the date payment is due, the controversy shall be resolved in the manner provided in Section 21 hereof.

MDFC shall, prior to the construction or installation of any new assets to be charged to the Primary Pool, obtain approval from UNITED for such construction or installation.

Term of Agreement; Termination.

Term. The term of this Agreement shall commence on the date hereof and shall continue through August 31, 2008 (the “Initial Term”) and from Fiscal Year to Fiscal Year thereafter (the “Renewal Terms”) until terminated as provided herein. “Term” means the Initial Term and any Renewal Terms.

Termination by UNITED or MDFC. After the end of the Initial Term, either UNITED or MDFC has the right to terminate this Agreement by giving written notice by registered mail to the other party of such termination. Notice of termination to be effective at the conclusion of a Renewal Term shall be given prior to May 1 of a given year to be effective on August 31 of the subsequent year (e.g., notice given on April 30, 2008 is effective August 31, 2009).

Termination Pursuant to the Bylaws of UNITED. In the event membership in UNITED is terminated pursuant to the provisions of the Bylaws of UNITED, MDFC’s participation in this Agreement shall terminate effective the date of termination of membership; provided, however, that UNITED shall have the obligation to purchase from MDFC and MDFC shall have the obligation to sell Products in the quantities and under the payment terms provided in this Agreement for the next succeeding twelve (12) month period following termination; further provided, that in no event shall UNITED or MDFC be required to take any actions that could jeopardize UNITED’s status as a common marketing agent under the Capper-Volstead Act.

Performance Following Termination.

Following termination of MDFC’s participation in this Agreement, as provided in Sections 17.2 or 17.3 above, MDFC shall have the obligation to sell its Pro Rata Share of any Product for which UNITED has, as of the date of notice of termination, made commitment to deliver to a third party Buyer, under the payment terms provided for in this Agreement.

The rights and obligations with respect to the marketing of MDFC’s Products shall continue in effect until all of such pooled Products have been sold by UNITED and MDFC’s Pro Rata Share of the Net Selling Price from sales of Primary Pool Products produced by UNITED’s MEMBERS during such years and reimbursable costs and expenses have been distributed.

Representations, Warranties, and Indemnifications.

Representations By MDFC. MDFC represents and warrants that it is not under contract or obligation to sell, market, consign or deliver any of the Products committed to the pools under this Agreement to any other person, firm, association, corporation or other entity. Further, MDFC shall defend and hold harmless UNITED from any costs, claims, liabilities, suits or other proceedings or actions of any nature or kind whatsoever arising from or connected with any such prior agreement, contract or arrangement or the termination or cancellation of any prior agreements, contracts or arrangements.

Representations By UNITED. UNITED represents and warrants that it has the power and authority to enter into this Agreement, sell the Products committed to the pools and otherwise to fulfill its obligations under this Agreement. Further, UNITED shall defend and hold harmless MDFC and its employees, agents and shareholders, from any costs, claims, liabilities, suits or other proceedings or actions of any nature or kind whatsoever arising from or connected with any sales by UNITED of Products hereunder.

Indemnification By MDFC. MDFC hereby agrees to indemnify and hold harmless, UNITED, its MEMBERS, and their respective employees, from and against any claims, losses or liabilities arising out of, or resulting from, the production, on-site storage or loading of any of MDFC’s Products which are marketed by UNITED pursuant to this Agreement.

Transgenic Variety. At such time as MDFC decides to grow or permit its members to grow Transgenic Varieties, written notice of same shall be delivered to UNITED and each of the MEMBERS. MDFC acknowledges that if it grows or its members grow Transgenic Varieties in a given Pool Year, then all of the Product produced by MDFC during that Pool Year will be considered to be Transgenic Product. (The preceding sentence notwithstanding, sugar produced at Sidney Sugars may, at the option of ACSC, be excluded from the requirement that all sugar produced by ACSC will be considered Transgenic Product if ACSC or its members grow Transgenic Varieties in a given Pool Year.) MDFC further acknowledges that UNITED may sell and market both Product produced from Transgenic plants (“Transgenic Product”) and Product produced from non-Transgenic plants (“Non-Transgenic Product”). MDFC and UNITED agree that should Non-Transgenic Product that is sold by UNITED cause the Net Selling Price of a MEMBER or MEMBERS producing Non-Transgenic Product in any Pool Year to be more than 5% higher than such Net Selling Price would have been had Non-Transgenic Product not been sold by UNITED, then any MEMBER producing Non-Transgenic Product shall be compensated for such difference by receiving its pro rata share of the estimated premium realized on the sales of Non-Transgenic Product (the “Non-Transgenic Premium”), all as calculated by UNITED and approved by action of its Executive Committee. An illustration of this calculation is attached hereto as Schedule D. UNITED and MDFC agree that the other MEMBERS of UNITED are third party beneficiaries to the representations and warranties contained in this Section 18.4.

Indemnification By UNITED. UNITED hereby agrees to indemnify and hold harmless, MDFC and its employees, agents and shareholders, from and against any claims, losses or liabilities arising out of, or resulting from, the actions or omissions of UNITED, its employees or agents with respect to the Product, from and after the time risk of loss of MDFC’s Product transfers.

Conformance with Articles and Bylaws. MDFC accepts and agrees to conform to and abide by the provisions of the Articles of Incorporation and Bylaws of UNITED and all amendments thereto during the Term of this Agreement.

Non-Waiver of Rights. MDFC agrees that UNITED shall have all rights and remedies provided by law and in the Bylaws of UNITED in the event of a breach or threatened breach by MDFC of this Agreement.

Marketing Allotments and Allocations.

Allocation is Property of MDFC. In the event Allotments and Allocations are implemented pursuant to the Allotment Statute, any Allocation attributable to MDFC shall be the property of MDFC.

Excess Product.

Excess Product of MDFC shall not be included in the Primary Pool, but will be marketed as follows:

By UNITED in the succeeding year’s Primary Pool, subject to the limit of MDFC’s Allocation for that succeeding year. Any such Excess Product shall be stored and otherwise handled at the expense of MDFC, although UNITED may provide storage and handling services. In the event MDFC has Excess Product that is being stored by UNITED, any direct costs incurred as a result of such storage shall be charged to MDFC and shall not be shared by other participants in the Primary Pool.

By MDFC, to a non-Member processor or to another MEMBER, but not to a domestic user or consumer of sugar for human consumption; provided, however, that UNITED shall be reimbursed for all direct costs relating to the storage or handling of any such Product by UNITED;

In the alternative, MDFC and UNITED may mutually agree that Excess Product shall be marketed by UNITED as part of a Separate Pool that is created for MDFC. If UNITED markets the Excess Product, MDFC may elect to have the Excess Product marketed by UNITED in the current year (in the export market or other markets that do not violate the Allotment Statute) or carried over by UNITED to the next Fiscal Year.

In the event MDFC has Product in excess of its Allocation that is being stored by UNITED, any additional incremental costs incurred as a result of such storage shall be charged to MDFC as part of the operation of the separate pool and shall not be shared by other participants in the Primary Pool.

Net Selling Price When Allocations Implemented. In the event of Allotments and Allocations, Net Selling Price of the Primary Pool and net selling price of the Separate Pool shall be determined in a manner consistent with the provisions of Section 7 of this Agreement; provided that (i) in the case of the Primary Pool, Net Selling Price shall be based upon the volume of MDFC’s actual production that is not in excess of MDFC’s Allocation, and (ii) in the case of a Separate Pool, net selling price shall be based upon the volume of MDFC’s Product that is in the Separate Pool. Purchased Sugar shall be included in the Pro Rata Share (subject to adjustment pursuant to Section 7.3) and included in the Primary Pool, but the sum of MDFC’s actual production and the quantity of Purchased Sugar shall not exceed the Allocation of MDFC.

Force Majeure.

Notification and Efforts to Minimize. Neither UNITED nor MDFC shall be liable to the other for failure to perform any part of this Agreement if such failure results from the occurrence of an event of Force Majeure, provided that the party affected by the event (i) notifies the other party of such event promptly upon learning of the occurrence of the event, such Notice (as hereinafter defined) to include the anticipated effect of such event on the performance of such party under this Agreement and (ii) uses its best efforts to minimize delays and/or non-performance caused by such event.

Release from Liability. Each party shall be completely released from all liability to the other arising as a consequence of any excused performance caused by an event of Force Majeure, including, but not limited to, all claims for incidental, special or consequential damages.

Dispute Resolution.

Agreement to Arbitrate. Any dispute, controversy or claim arising out of or relating to this Agreement that cannot be resolved amicably between the parties shall be finally resolved by arbitration in Chicago, Illinois, or such other location as may be mutually agreed upon, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, however, that the plaintiff in any claim for damages exceeding $10,000,000 may seek judicial resolution in any court of competent jurisdiction and shall not be subject to this Section. Any arbitration shall be held before a panel of three (3) arbitrators mutually agreed to between the parties, one of whom shall be familiar with the sugar industry. If the parties are unable to agree upon the selection and appointment of arbitrators within thirty (30) days of a written demand for arbitration, then arbitrators shall be appointed by the AAA pursuant to its Commercial Arbitration Rules.

Discovery. In connection with any such arbitration, the parties further agree to participate in the exchange of information and documentation through discovery pursuant to the rules established by the arbitrators.

Authority of Arbitrators. The arbitrators shall have full authority to render any form of legal or equitable relief to address the parties’ dispute, including an award of monetary damages and/or injunctive relief; provided, however, that in no event shall the arbitrators have the power to include any element of punitive or exemplary damages in the arbitration award. Judgment upon any award for any legal or equitable relief so rendered by the arbitrators shall be considered final and binding and may be entered in any state or federal court of competent jurisdiction.

Complete Agreement.

The parties agree that this Agreement constitutes the complete agreement of the parties with respect to the subject matter hereto and there are no oral or other conditions, promises, representations or inducements in addition to oral variance with any of the terms hereof, and that this contract represents the voluntary and clear understanding of both parties fully and completely. Any prior marketing agreements and any amendments thereto between UNITED and MDFC are superseded by this Agreement.

Assignment.

Neither MDFC nor UNITED may assign this Agreement without prior written consent of the other party to this Agreement.

Waiver of Breach.

No waiver of a breach of any of the agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

Notices.

Whenever notice is required by the terms hereof, it shall be given in writing by delivery or by certified or registered mail addressed to the other party at the following address or such other address as a party shall designate by appropriate notice:

If to UNITED:

UNITED SUGARS CORPORATION
7401 Metro Boulevard, Suite 350
Edina, MN 55439
Attn: President

With a copy to:

Timothy J. Pabst, Esq.
Leonard, Street and Deinard, Professional Association
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402

If to MDFC:

MINN-DAK FARMERS COOPERATIVE
7525 Red River Road
Wahpeton, ND 58075
Attention: CEO

If notice is given by mail, it will be effective two (2) days after mailing.

Construction of Terms of Agreement; Modification.

The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto. Headings in this Agreement are for convenience only and are not construed as a part of this Agreement or in any defining, limiting or amplifying the provisions hereof. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall not be modified in any manner except by an instrument in writing executed by the parties hereto. In the event any term, covenant, or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

Successors and Assigns.

Subject to the other provisions of this Agreement, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties hereto and their successors and assigns.

[Signatures follow on the next page]

IN WITNESS WHEREOF, UNITED and MDFC have executed this Agreement effective the day and year first above written.

UNITED SUGARS CORPORATION		MINN-DAK FARMERS COOPERATIVE
By:	/s/John R. Doxsie	By:	/s/ David H. Roche
Its:	President	Its:	President

Schedule A

{Section 10.1}

Specifications for Products

(Attached)

Coarse Granulated Sugar

Coarse Granulated Sugar is made by crystallizing purified and filtered thick syrup removed from sugar beets or sugar cane. It is then dried and screened to produce a granulated sugar with a grain size coarser than Fine Granulated Sugar. As a result, it is ideal for pneumatic handling. It provides greater resistance to caking in less than ideal storage conditions. Customers who pulverize sugar for use in their end product will find marked improvement in yield due to the sugar’s crystal surface area and flow characteristics. Also, due to the reduced surface area, Coarse Sugar is useful to minimize the use of expensive coating ingredients. It is white in color and has sucrose content of not less than 99.85 percent.

Uses

Powdered sugar, powdered drink mixes, candy, preserves, jams, jellies, condiments, dairy products, meats, canning, pickles, snack foods, and bakery products.

Packaging

Coarse Granulated Sugars is available in bulk rail cars and bulk trucks.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Sucrose	NLT 99.85%
Visual Speck Count	2 per 500 grams
Invert	NMT 0.050%
Ash	NMT 0.035%
Moisture	NMT 0.035%
Color	White, NMT 50 RBU
SO2	NMT 10 ppm
Odor	Free of foreign odors

Grain Size (cumulative percent retained)
U.S. Sieve #	Maximum
20	15
40	100.0
Passing 100	2.0

Microbiological Standards

•	Product shall test negative for pathogenic microorganisms.
•	May also be ordered to meet National Food Processors Association and National Soft Drink Association certification requirements.

Product Code

Bulk	810052

Fine/Extra Fine Granulated Sugar

Fine/Extra Fine Granulated Sugar, a food grade product, is made by crystallizing a purified and filtered thick juice syrup removed from sugar beets or sugar cane, which is then dried and screened to produce the most popular sugar grades. It is white in color and has sucrose content of not less than 99.85 percent. This product is either referred to as Fine Granulated Sugar or Extra Fine Granulated Sugar depending on market location.

Uses

Pharmaceuticals, jams, jellies, meats, chewing gum, dairy products, condiments, pickles, bakery products, cereals, liquid sugar, powdered sugar, candies and powdered drink mixes.

Packaging

Fine Granulated Sugar is available in bulk rail and bulk trucks, as well as 5, 25, 50 and 100 pound bags, 2000 pound totes and 2100 pound supersacks.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Sucrose	NLT 99.85%
Sediment (insoluble or suspended matter)	NMT 3 ppm visual
Ash	NMT 0.025%
Moisture	NMT 0.035%
Color	NMT 45 RBU
Invert	NMT 0.050%
SO2	NMT 10 ppm
Visual Speck Count	NMT 2 per 500 grams
Odor	Free of foreign odors

Grain Size — Cumulative Percent Retained
U.S. Sieve#	Maximum
20	2
Passing 100	5

Microbiological Standards

•	Product shall test negative for pathogenic microorganisms.
•	May also be ordered to meet National Food Processors Association and National Soft Drink Association certification requirements.

Product Codes

Bulk	810051
100# United	811036
100# United Slip	811035
50# United	810079
25# Crystal	810097
52” Supersack	810106

Unigran Sugar

Unigran Sugar is a version of Fine Granulated Sugar with a very narrow granulation range. This sugar has a very uniform grain size and contains virtually no fines. It has a very low color, is free from floc, and is very stable when used in alcohol oils. It was developed primarily for use in hot drink dispensing machines to assure continuous operations even though the machine and sugar were subjected to severe changes in temperature and humidity. It is a food grade product and is made by crystallizing a purified and filtered thick juice syrup removed from sugar beets, which is then dried and screened to produce this unusually uniform granulated sugar.

Uses

Coffee and cocoa mixes dispensed from hot drink machines, powdered drink mixes/dry mixes and cereal products.

Packaging

Unigran Sugar is available in 100 pound bags.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Color	White, NMT 45 RBU
Visual Speck Count	NMT 2 per 500 grams
Sucrose	NLT 99.95%
Invert NMT 0.050%
Sediment	NMT 3 ppm visual—white pad
(insoluble or suspended matter)	NMT 2 ppm visual—black pad
NMT 5 ppm visual—black and white
Ash	NMT 0.015%
Moisture	NMT 0.030%
SO2	NMT 10 ppm
Odor	Free of foreign odors

Grain Size - Cumulative Percent Retained
U.S. Sieve#	Minimum	Maximum
30	4.0	20.0
50	70.0	90.0
Passing 50		10.0

Microbiological Standards

•	Product shall test negative for pathogenic microorganisms.
•	May also be ordered to meet National Food Processors Association and National Soft Drink Association certification requirements.

Product Codes

100# Bags on slip sheets	811054
100# Bags on pallets	811053

Sanding Sugar

Sanding Sugar, a food grade product, has a very large grain size, which allows the crystal to reflect light, which gives the sugar a sparkle. Sanding sugar is frequently used in the manufacturing of products where physical appearance is critical.

Sanding Sugar is made by crystallizing purified and filtered thick juice syrup removed from sugar beets, which is then dried and screened to produce a sparkling large grain sugar.

Uses

Colored sanding sugar adds sparkle to cookies, jelly candies cotton candy, baked goods, and gums drops, and can be used in colored sugar crystals.

Packaging

Sanding Sugar is available in 50 and 100 pound bags, as well as, totes bins.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Sucrose	NLT 99.95%
Sediment (insoluble or suspended matter)	NMT 3 ppm visual—white pad
NMT 2 ppm visual—black pad
NMT 5 ppm visual—black and white
Visual Speck Count	NMT 2 per 500 grams
Ash	NMT 0.015%
Moisture	NMT 0.030%
Color	NMT 45 RBU
Visual Speck Count	NMT 2 per 500 grams
Odor	Free of foreign odors

Grain Size - Cumulative Percent Retained
U.S. Sieve #	Maximum
20	20
Passing 50	5.0

Microbiological Standards

•	Product shall test negative for pathogenic microorganisms.
•	May also be ordered to meet National Food Processors Association and National Soft Drink Association certification requirements.

Product Codes

Tote Bins — Sanding	810108
100# United Sanding	811051
100# United Sanding Slip Sheet	811052
50# United Sanding	810081

6X Powdered Sugar

6X Powdered Sugar, a food grade product, is made by grinding sugar with cornstarch to the desired grain size. The cornstarch prevents caking and increases shelf life. Small uniform particle size is perfect for a wide range of bakery and confectionery products. It creates smooth texture and easy-to-spread properties for icings.

Uses

6X powdered sugar is used for icing and dusting; candies and pharmaceuticals.

Packaging

6X Powdered Sugar is available in 25, 50, and 100 pound bags.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Color	White
Odor	Free of foreign odors
Sucrose	NLT 95.5%
Starch	3.0% +1- 1%
Moisture	NMT 0.050%

Grain Size - Cumulative Percent Retained
U.S. Sieve#
100	No More than 1.0%
Passing 200	No Less than 93.5%

Microbiological Standards

•	Product will test negative for pathogenic microorganisms.
•	Mesophilic Bacteria--NMT 500 CFUs per 10 grams
•	Yeast—NMT 100 CFUs per 10 grams
•	Mold—NMT 100 CFUs per 10 grams

Product Codes

100# 6X Powdered	810610
50# 6X Powdered	810087
50# 6X Powdered Slipsheets	810088
25# 6X Powdered	810098

Fruit Sugar

Fruit Sugar, a food grade product, is a very fine and uniform sugar that lessens the stratification or separation of the final product. It has excellent dissolving qualities and does not settle, thereby maintaining proper headspace in jars and canisters. Fruit sugar is made by crystallizing a purified and filtered thick juice syrup removed from sugar beets or sugar cane, which is then dried and screened to produce a very fine granulated sugar.

Uses

Desserts, gelatin, pudding mixes, powdered drink mixes/dry mixes, candy and bakery products.

Packaging

Fruit Sugar is available in bulk rail and bulk rail and bulk trucks, as well as 50 and 100 pound bags, and 2000 pound totes.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Sucrose	NLT 99.5%
Ash	NMT 0.025%
Moisture	NMT 0.050%
Color	NMT 45 RBU
Visual Speck Count	No visible extraneous material
SO2	NMT 10 ppm
Invert Odor	NMT 0.050%
Free of foreign odors

Grain Size - Cumulative Percent Retained
U.S. Sieve#	Maximum
20	0.3
Passing through 100	10

Microbiological Standards

•	Product shall test negative for pathogenic microorganisms.
•	May also be ordered to meet National Food Processors Association and National Soft Drink Association certification requirements.

Product Codes

Bulk Fruit	810054
Totes Fruit Sugar	810108
29” Supersack Fruit	811190
52” Supersack Fruit	811130
100# United Fruit	811321
50# United Fruit	811320

Cordial Sugar

Cordial Sugar is a low color, floc free version of Fine Granulated Sugar. It is a food grade product and is made by crystallizing a purified and filtered thick juice syrup removed from sugar beets or sugar cane, which is then dried and screened to produce a fine granulated sugar meeting our rigid Cordial standards

Uses

Pharmaceuticals, cordials, liquors, and specialty candies.

Packaging

Cordial Sugar is available in bulk rail cars and bulk trucks, 2,000 pound totes and 100 pound bags.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Color	White, NMT 20 RBU
Sediment	NMT 2 ppm (visual exam)
(insoluble or suspended matter)
Ash	NMT 0.015%
Moisture	NMT 0.035%
Floc	Negative
Iron	NMT 0.05 ppm
Turbidity	NLT 100% transmission at 720 nm
Taste and Odor	Sugar shall not have a foreign taste or emit any objectionable odor in dry form or when a 10% solution is acidified to a pH 2.4 with U.S.P. phosphoric acid and allowed to stand for 72 hours.

Grain Size - Cumulative Percent Retained
U.S. Sieve#	Minimum	Maximum
20	0	0.5
Passing 100	0	5.0

Microbiological Standards

•	Product shall test negative for pathogenic microorganisms.
•	May also be ordered to meet National Food Processors Association and National Soft Drink Association certification requirements.

Product Codes

100# Bags	811034
Tote Boxes	810104
Bulk	810410

10X Powdered Sugar

10X Powdered Sugar, a food grade product, is made by grinding granulated sugar with cornstarch to the desired grain size. The cornstarch prevents caking and increases shelf life. More finely milled than 6X and is ideal for dusting and icing a wide range of bakery and confectionery products.

Uses

It is used for Icing and dusting; candies and pharmaceuticals.

Packaging

10X Powdered Sugar is available in 50 and 100 pound bags.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Color	White
Odor	Free of foreign odors
Sucrose	NLT 95.5%
Starch	3.0% +/- 1%
Moisture	NMT 0.50%

Grain Size - Cumulative Percent Retained
U.S. Sieve#	Maximum
100	0.01
Passing 325	100

Microbiological Standards

•	Pathogenic Microorganisms: Negative
•	Mesophilic Bacteria—NMT 500 CFUs per 10 grams
•	Yeast—NMT 100 CFUs per 10 grams
•	Molds—NMT 10 CFUs per 10 grams

Product Codes

100# United 10X Powdered	811030
100# United 10X Powdered Slip Sheet	811031
50# United 10X Powdered	810096

Fondant and Icing Sugar

Fondant and Icing Sugar, a food grade product, is our finest milled powdered sugar. It provides excellent smoothness and spreadability. Fondant and Icing Sugar is made by grinding granulated sugar with cornstarch to the desired grain size to prevent caking and increase shelf life.

Uses

Icing and dusting, cream candy centers, and pharmaceuticals.

Packaging

Fondant and Icing Sugar is available in 50 pound bags.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Color	White
Sucrose	NLT 95.5%
Starch	3% -1-/- 1%
Moisture	NMT 0.50%
Odor	Free of foreign odors

Grain Size - Cumulative Percent Retained

U.S. Sieve #	Maximum
325	2
Passing 325	100

Microbiological Standards

Product shall test negative for pathogenic microorganisms.
Yeast	NMT 100 CFUs per 10 grams
Mold	NMT 100 CFUs per 10 grams
Mesophilic Bacteria	NMT 500 CFUs per 10 grams

Product Codes

50# United Fondant & Icing	810095

Light Brown Sugar

Light Brown Sugar, a food grade product, is made by coating a fine granulated beet sugar or cane sugar with a uniquely blended syrup to produce a brown sugar. This light brown sugar has a sweet/mild caramel flavor and color and is ideal for the baking industry. The exceptional flavor and aroma of finished goods is the result of the unique formulation of the brown sugar.

Uses

Bakery products, baked beans, cereals, icings, caramel corn, toppings, syrups, smoked meats.

Packaging

Light Brown Sugar is available in 25, 50 and 100 pound bags.

Typical Analysis

Color Light Brown	2,500-5,000 RBUs
Sucrose	91.0% - 95.0%
Moisture	1.9% to 2.8%
pH @ 20 degrees Centigrade	5.8-6.5

Microbiological Standards

Yeast	NMT 10 CFU/gram
Mold	NMT 10 CFU/gram
Standard Plate Count	NMT 500 CFU/gram
E. coli	Negative
Coliforms	Negative
Salmonella	Negative

Product Codes

100# United Light Brown	810413
100# United Light Brown Slip Sheet	810073
50# United Light Brown	810090
25# United Light Brown	810100

Dark Brown Sugar

Dark Brown Sugar, a food grade product, is made by coating a fine granulated beet or cane sugar with a uniquely blended syrup to produce a brown sugar. Dark brown sugar is uniquely formulated to provide a rich, full-bodied molasses flavor, aroma and color. This sugar is ideal for the canning and baking industries because of its exceptional texture and browning characteristics. Dark brown in color, this product has a content of not less than 92.0 percent sucrose.

Uses

Bakery products, baked beans, icings, confectionery products, and smoked meats.

Packaging

Dark Brown Sugar is available in 50 pound bags and 2000 totes.

Typical Analysis

Color	7,500-11,000 RBUs
Sucrose	90.0% -96.0%
Moisture	1.9% to 2.8%
pH @ 20 degrees Centigrade	5.8-6.7
SO2	NMT 10 ppm

Microbiological Standards

Standard Plate Count	NMT 500 CFU/gram
Yeast	NMT 10 CFU/gram
Mold	NMT 10 CFU/gram
E. coli	Negative
Coliforms	Negative
Salmonella	Negative

Product Codes

50# United Dark Brown	810460
50# United GM Dark Brown	810092
50# United GM Dark Brown Slip Sheet	810091

Liquid Sugar Type O

Liquid Sugar Type O, a food grade product, is made by dissolving purified crystalline sucrose in heated water, which is then filtered, cooled, and stored.

Uses

Canned and bottled products, dairy products, soft drinks, processed foods, confectionery, and baking.

Packaging

Liquid sugar is available in approximately 5,000 gallon tank trucks.

General Requirements

This material shall be manufactured in accordance with Current Good Manufacturing Practices and shall comply with all regulations under the Federal Food Drug and Cosmetic Act and with any applicable state statutes and regulations.

Typical Analysis

Color (solution ar 50 RDS)	Clear to slightly straw colored, NMT 45 RBU
Sucrose	NLT 99.8% (dry basis)
Ash by conductivity	NMT 0.02%
Sediment	NMT 1ppm
Total solids	67.5 +/- 0.2 (% by refractometer @ 20° C)
Invert	NMT 0.1%
pH @ 20° C	7.5 +/- 0.5 11.105 lbs.
Taste and Odor	Sugar shall not have a foreign taste or emit any objectionable odor in dry form or when a 10% solution is acidified to a pH of 2.5 with USP Phosphoric Acid and allowed to stand for 72 hours.

Microbiological Standards

•	Pathogens: Negative
•	Can be ordered to meet National Foods Processors Association and National Soft Drink Association specifications.

Handling

Unloading conditions must be clean and sanitary.

Characteristics

The exacting chemical, physical, and microbiological standards of this sugar make it ideal for use in products whose formulation receives limited processing.

Canners Grade Sugars

United Sugars offers many of our granulated and liquid sugars in a “Canners” grade. To qualify as “Canners” Sugar, Granulated and Liquid Sugars must meet the bacterial standards of the National Food Processors Association in addition to other United Sugars Corporation specifications. Our factory and research laboratories routinely sample and perform analytical and microbiological tests on grades of Granulated and Liquid Sugars which include Sanding, Unigran, Coarse, Fine, and Liquid Type O.

National Food Processors Association Bacterial Standards for Sugar Total

Thermophilic Spore Count:

For the five samples examined, there shall be a maximum of not more than 150 spores and an average of or more than 125 spores per 10 grams of sugar.

Flat Sour Spores:

For the five samples examined, there shall be a maximum of not more than 75 spores and an average of not more than 50 spores per 10 grams of sugar.

Thermophilic Anaerobic Spores:

These shall be present in not more than three (60%) of the five samples and in any one sample to the extent of not more than four (>65%) of six tubes inoculated by the standard procedures.

Sulfide Spoilage Spores:

These shall be present in not more than two (40%) of the five samples and in any one sample to the extent of not more than 5 spores per 10 grams. This would be equivalent to two colonies in the six inoculated tubes.

Bacterial standards from the National Food Processors Association were established in 1931 with subsequent updating.

Product Codes

810076 – 50# United Canners
811033 – 100# United Canners
810411 – Liquid

Bottlers Grade Sugars

To qualify as Bottlers Sugar, granulated sugar must meet the standards of the National Soft Drink Association in addition to other United Sugars Corporation specifications. Our factory and research laboratories routinely sample and perform analytical and microbiological tests on grades of granulated which include Sanding, Unigran, Coarse and Fine.

Packaging

Bottlers, granulated sugar is available in 50 and 100 pound bags, as well as, supersacks.

General Requirements

1.

Containers: For protection of the product, Bottlers sugar shall not be packaged in cotton or fabric bags, but shall be packed in multi-wall paper bags or equivalent sanitary packages or bulk containers.

2.	Container Identification: Each container shall be marked or coded to make it possible for the sugar producer to identify the place of production and date of packaging.
3.	Designation of Type: Each container shall be marked Bottlers.
4.	Ash: The ash content of Bottlers sugar shall not be more than 0.015%.
5.	Color: The solution color of Bottlers sugar shall not be more than 35 RBU (reference base units).
6.

Sediment: The sediment’ content of Bottlers sugar shall not be more than shown on a prepared sediment disk (approximately 2 ppm) available from the National Soft Drink Association, 1101 Sixteenth Street NW, Washington, DC 20036, upon request.

7.	Taste and Odor: Bottlers sugar shall have no obviously objectionable taste or odor in either dry form or in a 10% sugar solution acidified to pH 2.5 with U.S.P. phosphoric acid.
8.	Microbiological: Bottlers sugar shall not contain more than:

200 Mesophilic bacteria per 10 grams

10 Yeast per 10 grams

10 Mold per 10 grams

9.

Floc Evaluation of Beet Sugars: Beet sugar shall be evaluated for floc-producing substances by the Spreckel’s Qualitative Floc Test Procedure. Sugars showing positive floc test results shall not be labeled and sold as Bottlers grade sugar.

10.	Sampling: Bottlers sugar shall be adequately sampled by the producer immediately prior to packing to assure compliance with these standards.

Universally accepted methods of testing for turbidity in cane and beet sugars and floc-producing substances in cane sugar have not been developed. As soon as accepted test methods and tolerances have been established, they will be added to this standard.

Quality specifications for Granulated Sugar were established in 1953 from the National Soft Drink Association Standards.

* The word sediment” means the insoluble or suspended matter such as pan scale, rust particles, filter aid, dirt, calcium deposits and other insoluble material.

Product Codes

100# Bottlers 24/pallet	811042
100# Bottlers Slipsheets	811032
50# Bottlers	810077
52" Supersacks	811120

Schedule B

{Section 10.1}

Quality Assurance Policy

PURPOSE:

The purpose of the Quality Assurance function at UNITED is to provide guidance and direction to operational groups in the development, implementation and maintenance of Quality Systems. Quality Systems are those systems designed to assure products and services of the Member companies meet the expectations of the targeted customer segments.

The Quality Assurance group will accomplish this through development, implementation and audit of systems and standards that will be developed and implemented that define customer expectations as well as documenting the performance of the Member companies against those standards.

STRATEGY:

The vehicle through which the above will be accomplished will be a system of documented policies and procedures defining the activities that will occur within each of the operational groups providing product for sale.

The basis for those policies and procedures will be a combination of FDA requirements as well as standards communicated by UNITED’s primary customer segments.

Policies and procedures that will be defined, include but are not limited to:

Product Safety/Regulatory (FDA):

Good Manufacturing Practices (21 CFR Part 110 of the Food Drug and Cosmetic Act).

HACCP (Hazards Analysis and Critical Control Points)

(The two systems noted above are made up of a number of audit and process management activities designed to assure the safety of the product that is produced, stored and distributed by internal facilities as well as outside agents of the company [i.e. copack facilities, facilities that produce and ship product under agreement with UNITED and Outside Distribution Facilities/Public Warehouses]).

Product Quality/Functionality

Product Standards for each product sold and distributed through UNITED will be defined. Standards (for product as shipped) will typically be defined by any or all of the following:

•	Flavor/Odor
•	Color
•	Moisture
•	Ash
•	Sediment
•	Visible Specks
•	Floc
•	Invert
•	Specific Rotation
•	Granulation
•	Density
•	Flowability
•	Pesticides/heavy metals
•	Specific trace element analysis

As defined by the customer segment (i.e. bottling and National Formulary)

•	Microbiology standards

Process Control Systems/Documentation

Process Control Systems are those control systems by which each producing facility manages their process to produce product which meet the approved product standards as shipped.

Each Member facility will document, through a Standard Operating Procedures format, the methods utilized to assure processes are operated in a consistent controllable manner.

B-1

Schedule C

{Section 16.1}

Storage Reimbursement Guidelines -

Parameters for Including Sugar Juice Tank Assets and Raw Cane Sugar Storage Assets as an Expense of the Primary Pool

A MEMBER shall be reimbursed out of the Primary Pool for its storage costs of thick juice or standard liquor (collectively referred to as “sugar juice”) from beets or raw cane sugar refinery feedstock only if, in the judgment of UNITED, there is a benefit to the Primary Pool. The assets costs associated with the storage of sugar juice in tanks and the storage of raw cane sugar refinery feedstock will be an expense of the Primary Pool when the use/increased use of these assets at UNITED’s request will lower the overall costs to the Primary Pool. Generally, this would happen anytime UNITED forces increased use of these sugar juice tanks or raw cane sugar refinery feedstock storage over and above what is already incorporated into the MEMBER’S annual plant production schedule for that campaign.

In the event UNITED requests the use/increased use of assets for the storage of sugar juice in tanks or the storage of raw cane sugar refinery feedstock, the Primary Pool shall pay the MEMBER’S asset costs as follows:

The storage rate charged by the MEMBER for the use of sugar juice tanks or raw cane refinery feedstock storage shall be calculated based upon the percentage of storage utilized by UNITED multiplied by the MEMBER’S average cost of all sugar juice tanks or raw cane sugar refinery feedstock storage that are routinely utilized by the MEMBER for storage of sugar juice or raw cane sugar refinery feedstock. The storage costs charged by the MEMBER shall begin the day UNITED requests the MEMBER to start utilizing sugar juice or raw cane sugar refinery feedstock storage. The MEMBER shall be reimbursed for incremental refining costs that directly result from the reimbursable storage covered by Schedule C.

-Average costs shall be determined by summing the total of depreciation, asset costs, property insurance and taxes related to all tanks/buildings routinely utilized by the MEMBER for storage of sugar juice or raw cane sugar refinery feedstock. (All depreciation and net book values used for calculating asset use fees are based on the applicable UNITED depreciation guidelines.) These total costs are then averaged over the total tank/building capacity for those applicable tanks/buildings. The percent utilization is determined by calculating what percent of the total tank/building capacity is being utilized each day. That average percent utilization calculated for the month is then multiplied times the total per month cost of the tanks/buildings.

C-1

Schedule D

{Section 18.4}

Should UNITED market both Transgenic Product and Non-Transgenic Product, then for each sale of Non-Transgenic Product UNITED will record:

•	the volume of Non-Transgenic Product sold,
•	an estimate of the Net Selling Price for each sale of Non-Transgenic Product,
•	an estimate of the amount by which the Net Selling Price on the Non-Transgenic Product sale exceeds the expected Net Selling Price on a similar sale of Transgenic Product (Non-Transgenic Premium), and
•	an estimate of the total amount of Non-Transgenic Premium Revenue (volume of Non-Transgenic Product sales multiplied by the Estimated Non-Transgenic Premium).

UNITED will summarize these sales in a format similar to the following:

	Non-Transgenic Sales Volume (cwt)	Estimated NSP ($/cwt)	Estimated Non-Transgenic Premium ($/cwt)	Non-Transgenic Premium Revenue($)

Sept	200,000	$26.00	$1.50	$300,000
Oct	400,000	$26.50	$1.00	$400,000
Nov	600,000	$28.00	$2.00	$1,200,000
Dec	400,000	$31.00	$3.00	$1,200,000
Jan	500,000	$25.00	$1.00	$500,000
Feb	300,000	$28.00	$4.00	$1,200,000
Mar	700,000	$23.00	$2.00	$1,400,000
April	500,000	$22.00	$1.00	$500,000
May	400,000	$27.00	$4.00	$1,600,000
June	1,200,000	$23.00	$1.00	$1,200,000
July	700,000	$24.00	$3.00	$2,100,000
August	200,000	$22.00	$0.25	$50,000
Annual Total	6,100,000	$25.02	$1.91	$11,651,000

During each Fiscal Year, United will summarize all costs associated with segregating Non-Transgenic Product and Transgenic Product to avoid cross contamination of the two products (Segregation Costs). Segregation Costs may include, but are not limited to, the cost to clean railcars to assure no cross contamination, the cost to isolate products in storage to avoid cross contamination, etc.

Since Segregation Costs will have been accounted for in the calculation of the Net Selling Price each year, the Non-Transgenic producer’s(s’) pro rata share of Segregation Costs will be added to the Non-Transgenic Premium Revenue in order to determine what percentage the resulting Non-Transgenic Premium Revenue is of the Non-Transgenic producer’s(s’) Net Selling Price.

At the end of each Fiscal Year, UNITED will divide 1) the total amount of Non-Transgenic Premium Revenue by 2) the Non-Transgenic producer’s(s’) Net Selling Price less the total amount of the Non-Transgenic Premium Revenue. If the total value of the Non-Transgenic Premium Revenue is more than 5% of the Non-Transgenic producer’s(s’) Net Selling Price, then the Non-Transgenic Premium Revenue will be distributed on a pro rata basis to those MEMBERS who produced the Non-Transgenic Sugar. If the total value of the Non-Transgenic Premium Revenue is less than 5% of the Non-Transgenic producer’s(s’) Net Selling Price, then the Non-Transgenic Premium Revenue will not be redistributed.

Example 1

Annual sales of Non-Transgenic Product are as follows:

Month	Non-Transgenic Sales Volume (cwt)	Estimated NSP ($/cwt)	Estimated Non-Transgenic Premium ($/cwt)	Non-Transgenic Premium Revenue ($)

Sept	200,000	$26.00	$1.50	$300,000
Oct	400,000	$26.50	$1.00	$400,000
Nov	600,000	$28.00	$2.00	$1,200,000
Dec	400,000	$31.00	$3.00	$1,200,000
Jan	500,000	$25.00	$1.00	$500,000
Feb	300,000	$28.00	$4.00	$1,200,000
Mar	700,000	$23.00	$2.00	$1,400,000
April	500,000	$22.00	$1.00	$500,000
May	400,000	$27.00	$4.00	$1,600,000
June	1,200,000	$23.00	$1.00	$1,200,000
July	700,000	$24.00	$3.00	$2,100,000
August	200,000	$22.00	$0.25	$51,000
Totals	6,100,000	$25.02	$1.91	$11,651,000

Member Sales Volumes by Product Type

	Total Annual Volume (cwts)			Member's Share of Total Volume	Member's Share of Non-Transgenic Volume
	Transgenic Volume	Non-Transgenic Volume	Total Volume
Member A	31,000,000	0	31,000,000	62.00%	0.0000%
Member B	0	13,000,000	13,000,000	26.00%	100.0000%
Member C	6,000,000	0	6,000,000	12.00%	0.0000%
Total	37,000,000	13,000,000	50,000,000

Annual Sales of Customer-Required Non-Transgenic Sugar
Annual Volume (cwts)	6,100,000
Estimate Non-Transgenic Premium ($/cwt)	$1.91
Non-Transgenic Premium Revenue	$11,651,000

Average annual NSP for all volume ($/cwt)	$23.23	Premium Included in NSP
Annual Net Selling Price (all volume times avg price)	$1,161,500,000	$11,651,000
Member A's Net Selling Price	$720,130,000	$7,223,620
Member B's Net Selling Price	$301,990,000	$3,029,260
Member C's Net Selling Price	$139,380,000	$1,398,120

Annual Segregation Costs	$900,000
Pro Rata Share of Segregation Costs
Member A	$558,000
Member B	$234,000
Member C	$108,000

Results
Non-Transgenic Premium Revenue % of Non-Transgenic Producer's(s') Net Selling Price			3.9786%

Result: Since the Non-Transgenic Premium Revenue is less than 5% (Example 1 result is 3.9786%) of Non-Transgenic producer’s(s’) Net Selling Price, no separate distribution of Non-Transgenic Premium Revenue is made to Members supplying Non-Transgenic Product to UNITED.

Example 2

Annual sales of Non-Transgenic Product are as follows:

Month	Non-Transgenic Sales Volume (cwt)	Estimated NSP ($/cwt)	Estimated Non-Transgenic Premium ($/cwt)	Non-Transgenic Premium Revenue ($)

Sept	200,000	$26.00	$1.00	$200,000
Oct	400,000	$26.50	$3.00	$1,200,000
Nov	600,000	$28.00	$4.00	$2,400,000
Dec	400,000	$31.00	$2.00	$800,000
Jan	500,000	$25.00	$2.00	$1,000,000
Feb	300,000	$28.00	$1.00	$300,000
Mar	700,000	$23.00	$3.00	$2,100,000
April	500,000	$22.00	$2.00	$1,000,000
May	400,000	$27.00	$2.00	$800,000
June	1,200,000	$23.00	$4.00	$4,800,000
July	700,000	$24.00	$3.00	$2,100,000
August	200,000	$22.00	$2.81	$563,000
Totals	6,100,000	$25.02	$2.83	$17,263,000

Member Sales Volumes by Product Type

	Total Annual Volume (cwts)			Member’s Share of Total Volume	Member’s Share of Non-Transgenic Volume
	Transgenic Volume	Non-Transgenic Volume	Total Volume
Member A	31,000,000	0	31,000,000	62.00%	0.0000%
Member B	0	13,000,000	13,000,000	26.00%	100.0000%
Member C	6,000,000	0	6,000,000	12.00%	0.0000%
Total	37,000,000	13,000,000	50,000,000

Annual Sales of Customer-Required Non-Transgenic Sugar
Annual Volume (cwts)	6,100,000
Estimate Non-Transgenic Premium ($/cwt)	$2.83
Non-Transgenic Premium Revenue	$17,263,000

Average annual NSP for all volume ($/cwt)	$23.23	Premium Included in NSP
Annual Net Selling Price (all volume times avg price)	$1,161,500,000	$17,263,000
Member A's Net Selling Price	$720,130,000	$10,703,060
Member B's Net Selling Price	$301,990,000	$4,488,380
Member C's Net Selling Price	$139,380,000	$2,071,560

Annual Segregation Costs	$900,000
Pro Rata Share of Segregation Costs
Member A	$558,000
Member B	$234,000
Member C	$108,000

Results
Non-Transgenic Premium Revenue % of Non-Transgenic Producer(s)' Net Selling Price			5.8859%

Example 2 Result: Since Non-Transgenic Premium Revenue is more than 5% (Example 2 result is 5.8859%) of Non-Transgenic producer’s(s’) Net Selling Price, the Non-Transgenic Premium Revenue ($17.263 million in this example) is distributed pro rata to MEMBERS supplying Non-Transgenic Product to UNITED as follows:

If, and only if, Non-Transgenic Premium is > 5% of Non Transgenic Producer(s)' NSP, then total Net Selling Price is redistributed as follows:

	New Redistributed Share of NT Prem	Share of NT Premium Revenue already in NSP	NT Prem returned to NT Producer(s)	NT Prem to be added to NSP	Return of share of Segregation Costs	Added share of Segregation Costs	NSP Before Adjustment	New adjusted NSP	New NSP per cwt
Member A	$0	10,703,060	$-10,703,060	$0	$0	$-196,054	$720,130,000	709,230,886	$22.88	Member A
Member B	$17,263,000	4,488,380	$0	$12,774,620	$234,000	$0	$301,990,000	314,998,620	$24.23	Member B
Member C	$0	2,071,560	$-2,071,560	$0	$0	$-37,946	$139,380,000	137,270,494	$22.88	Member C
Total	$17,263,000	17,263,000	$-12,774,620	$12,774,620	$234,000	$-234,000	$1,161,500,000	1,161,500,000	$23.23